NEWS RELEASE

FOR MORE INFORMATION CONTACT:                                                     Maecey Castle
Vice-President /
Director of Corporate Communications
541 686-8685

www.therightbank.com
E-mail:  banking@therightbank.com
FOR IMMEDIATE RELEASE

Pacific Continental Announces Title Change
for Eugene Market Executive Officer
Hagstrom named as Pacific Continental’s president, greater Eugene market.

EUGENE, OR, April 24, 2008 – Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, today announced a title change for Mitchell J. (Mitch) Hagstrom; effective immediately Hagstrom’s new title will be president, greater Eugene market.

An employee of Pacific Continental since 1988, Hagstrom’s new title reflects his top executive leadership role within the bank’s greater Eugene market. Additionally, the title change emphasizes Pacific Continental’s desire to more closely align senior management with its clients’ banking relationships.

About Pacific Continental Bank
Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through fourteen banking offices in Oregon and Washington. Pacific Continental is unique among Pacific Northwest community banks with offices in three of the northwest region's largest metropolitan areas including Seattle, Portland, and Eugene, establishing one of the most attractive metropolitan branch networks in the region. Pacific Continental targets the banking needs of community-based businesses, professional service providers, and nonprofit organizations; and provides private banking services for business owners and executives. Pacific Continental has rewarded its shareholders with consecutive cash dividends for twenty-four years.

Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards from business and community organizations. Most recently, in February 2008, Oregon Business magazine recognized Pacific Continental as the top ranked financial institution to work for in the state, this recognition marks the eighth consecutive year Pacific Continental has been recognized as one of the Top 100 Companies to Work for In Oregon; In 2007, The Portland Business Journal recognized Pacific Continental as One of the Ten Most Admired Companies in Oregon, and – for the seventh consecutive year – the Seattle Times named Pacific Continental to its annual “Northwest 100” ranking of top publicly rated companies headquartered in the Pacific Northwest.

Pacific Continental Corporation's shares are listed on the NASDAQ Global Select Market under the symbol "PCBK." Additional information about Pacific Continental and its services, including online and electronic banking, can be found at www.therightbank.com.

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